Exhibit 99.1

FOR IMMEDIATE RELEASE	October 27, 2003

Contacts: Merrill J. Forgotson, President/CEO or James P. Jakubek, EVP (203) 356-0111

Stamford, Connecticut: (AMEX: CBN)

CORNERSTONE BANCORP, INC. REPORTS NET EARNINGS FOR Q3 2003

Stamford, CT, October 27, 2003 – Merrill J. Forgotson, President and Chief Executive Officer and the Board of Directors of Cornerstone Bancorp, Inc. (the “Bancorp”), today reported consolidated net earnings for the Bancorp and its subsidiary, Cornerstone Bank (the “Bank”), for the third quarter of 2003.

In spite of the continuing low interest rate environment, economic uncertainty and national and international concerns, the Bancorp’s net income for the nine-month period ended September 30, 2003 was $1,280,000, compared to net income of $1,406,000 for the comparable nine-month period of 2002. Net earnings for the nine-month period ending September 30, 2002 included an after-tax recovery of $110,000 in interest and late charges on a non-performing loan with no similar recovery in 2003. The nine-month results represented $1.02 earnings per diluted share in 2003 compared to $1.15 earnings per diluted share in the year ago period.

Total assets increased to $226,554,000 on September 30, 2003 compared to $212,054,000 on December 31, 2002, an increase of 6.8%. Loans decreased to $116,563,000 on September 30, 2003 compared to $128,719,000 on December 31, 2002, a decrease of 9.4% due to scheduled payoffs and sales of residential mortgages and Small Business Administration loans. On the liability side of the balance sheet, total deposits increased to $194,593,000 on September 30, 2003 from $183,021,000 on December 31, 2002, an increase of 6.3%.

On September 17, 2003, the Board of Directors declared a quarterly cash dividend of $0.1125 per share. The cash dividend was paid on October 15, 2003 to stockholders of record as of the close of business on September 30, 2003.

Mr. Forgotson commented on the quarters’ earnings, “The comparison of the Bancorp’s net interest margin of 3.84% on September 30, 2003 to a margin of 5.00% on September 30, 2002 pinpoints the pressure on earnings. Recognizing the continuation of lower rates we have dedicated much of our resources to the generation of non-interest income. This income produced by our residential mortgage and Small Business Administration programs has more than offset the decline in margins. This was part of our long term strategy and it has proved to be effective in mitigating the impact of the interest rate declines.”

He continued, “Cornerstone has been and will continue to be a community bank with an evolving mix of products and services designed to meet the financial needs of its customer base. As we move forward we will continue to focus on three things: maintenance of asset quality, improved income from all sources and expense control. We feel this is the best way to achieve the shared goals of the community we serve and our shareholders.”

In Connecticut, Cornerstone Bancorp, through its subsidiary Cornerstone Bank operates from three full service locations in Stamford, a full service location in Greenwich, a full service location and a business development office in Norwalk, a full service location in Westport and four limited service mobile branches. The Bancorp’s common stock is traded on the American Stock Exchange under the symbol CBN.

Nine Months Ended September 30,	2003	2002
Total Interest Income	$8,250,000	$8,681,000
Total Non-Interest Income	1,988,000	1,380,000
Net Interest Income	5,948,000	6,361,000
Provision for Loan Losses	176,000	230,000
Income Before Taxes	2,081,000	2,268,000
Income Tax Expense	801,000	862,000
Net Income	1,280,000	1,406,000
Basic Earnings Per Share	1.07	1.18
Diluted Earnings Per Share	1.02	1.15

The statements contained in this press release that are not historical are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Examples of such forward-

looking statements include, without limitation, statements regarding expectations for earnings, credit quality, and other financial and business matters. When used in this report, the words “anticipate,” “plan,” “believe,” “estimate,” “expect” and similar expressions as they relate to the Company or its management are intended to identify forward-looking statements. All forward-looking statements involve risks and uncertainties. Actual results may differ materially from those discussed in, or implied by, the forward-looking statements as a result of certain factors, including but not limited to, competitive pressures on loan and deposit product pricing; other actions of competitors; changes in economic conditions; technological changes; the extent and timing of actions of the Federal Reserve Board, including changes in monetary policies and interest rates; customer deposit disintermediation; changes in customers’ acceptance of the Bank’s products and services; and the extent and timing of legislative and regulatory actions and reforms.

The forward-looking statements contained in this report speak only as of the date on which such statements are made. By making any forward-looking statements, the Company assumes no duty to update them to reflect new, changing or unanticipated events or circumstances.